Exhibit 10.1

NON-QUALIFIED STOCK OPTION AGREEMENT BETWEEN POSITIVE PHYSICIANS HOLDINGS, INC. AND LEWIS SHARPS, MD.

THIS AGREEMENT, dated September 27, 2019, is made by and between Positive Physicians Holdings, Inc., a Pennsylvania corporation (the “Company”) and Lewis Sharps, MD, (“Optionee”), President and CEO of the Company.

WHEREAS, the Company owns all of the issued and outstanding capital stock of Positive Physicians Insurance Company, a Pennsylvania domiciled stock medical malpractice insurance company (“PPIC”);

WHEREAS, PPIC is the surviving corporation pursuant to the conversion and merger (the “Conversions”) of three medical malpractice reciprocal insurance exchanges, effective March 27, 2019, and in accordance with the Pennsylvania Medical Professional Liability Reciprocal Exchange-To-Stock Conversion Act  (the “Act”);

WHEREAS, upon the effective date of the Conversions the Company entered into an employment agreement with Optionee to serve as President and CEO of the Company, a copy of which is attached hereto as Exhibit A and the terms of which are incorporated into this Agreement (the “Employment Agreement”);

WHEREAS, to induce Optionee to enter into the Employment Agreement, the Company agreed to issue an option (the “Option”) to purchase shares of common stock of the Company (the “Common Stock”) no sooner than six (6) months after the effective date of the Conversions as required by the Act.

WHEREAS, the terms and conditions set forth herein will serve as a stock option agreement (the “Agreement”) between Optionee and the Company.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

GRANT OF OPTION

1.1Grant of Option.  In consideration of the Optionee's agreement to enter into the Employment Agreement with the Company or a Subsidiary and for other good and valuable consideration, on the date hereof the Company grants to the Optionee the Option to purchase any part or all of an aggregate 216,930 shares of Common Stock upon the terms and conditions set forth in this Agreement.

1.2Purchase Price.  The purchase price of the shares of Common Stock covered by the Option shall be $12.01 per share without commission or other charge, which the Board of Directors of the Company has determined is the fair market value as of the date hereof.

1.3Adjustments in Option.  In the event that the outstanding shares of the Common Stock subject to the Option are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company, the Board shall make an appropriate and equitable adjustment in the number and kind of shares as to which the Option or portions thereof then unexercised shall be exercisable, to the end that after such event, the Optionee's proportionate interest shall be maintained as before the occurrence of such event.  Such adjustment in the Option shall be made without change in total price applicable to the unexercised portion of the Option (except for any change in the aggregate price resulting from round off of shares quantities or process) and with any necessary corresponding adjustment in the option price per share.  Any such adjustment shall be made by the Board and shall  be final and binding upon the Optionee, the Company and all other interested persons, except to the extent that such adjustment would result in adverse consequences to the Company or the Optionee under the Internal Revenue Code of 1986, as amended, or any other applicable law, in which case, the Option shall be further adjusted to comply with such law.

ARTICLE II

EXERCISABILITY OF OPTIONS

2.1Commencement of Exercisability.  The total amount shares covered by Section 1.1 hereof shall be divided into 108,465 shares (the Time-Based Options) and 108,465 shares (the “Milestone-Based Options”).

(1)       The Time-Based Options shall vest in equal monthly installments over a three and one-half year period following the grant date of such Options.

(2)       One-Third of the Milestone-Based Options shall vest upon the achievement of each of the following milestones:

(i)	PPIC attaining an “A-” rating from A.M. Best,

(ii)

the completion of acquisitions by the Company, PPIC, or any other subsidiary of the Company of risk bearing entities, including RRGs, stock and mutual insurance companies, reciprocal insurance exchanges, and reinsurance transactions and loss portfolio transfers, complementary non-risk bearing insurance companies or divisions generating income that adds to the surplus of PPIC with total acquired statutory surplus of $50 million or more, and

(iii)

the purchasers of shares in the initial public offering of the Company who continue to hold such shares achieving a 300% return on their investment (including all dividends and proceeds from sales of shares of Company common stock and any other distributions to shareholders of the Company).

2.2Expiration of Option.

(a)      Unless otherwise provided in the Employment Agreement all vested Option Shares shall be exercisable for eight (8) years from the date of vesting.

ARTICLE III

EXERCISE OF OPTION

3.1Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 2.2 hereof; provided, however, that each partial exercise shall be for the whole shares only.

3.2Manner of Exercise.  The Option, or any exercisable portion thereof, may be exercised solely by delivery to the office of the Secretary of the Company all of the following prior to the time when the Option or such portion becomes unexercisable under Section 2.2 hereof:

(a)      Notice in writing signed by the Optionee or other person then entitled to exercise the Option or any portion, stating that the Option or portion is thereby exercised, such notice complying with all applicable rules established by the Board.

(b)      Full payment (in cash, Common Stock, or a combination thereof, as the Board may determine) for the shares with respect to which such Option or portion thereof is exercised.

(c)      In the event the Option or portion thereof shall be exercised by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

(d)      Shares also may be issued upon exercise pursuant to a broker-assisted cashless exercise program as approved by the Board.

3.3Conditions of Issuance of Stock.  The shares of Common Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company.  Such shares shall be fully paid and nonassessable.

ARTICLE IV

MISCELLANEOUS

4.1Administration.  The Board shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon the Optionee, the Company and all other interested persons.  No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Agreement or the Option.

4.2Options Not Transferable.  Except as set forth in the Employment Agreement, the Option shall not be transferable other than by will or the laws of descent and distribution and the Option shall be exercisable during the Optionee's lifetime only by the Optionee.

4.3Withholding.  All amounts which, under federal, state or local law, are required to be withheld from the amount payable with respect to any Option shall be withheld by the Company.  Whenever the Company proposes or is required to issue or transfer shares of Common Stock, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

4.4No Right of Continued Service.  Nothing in this Agreement shall confer upon the Optionee any right to continue in the service with the Company or its subsidiaries or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee.

4.5Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Company's secretary and any notice to be given to the Optionee shall be addressed to the Optionee at the address given beneath the Optionee's signature hereto.  By a notice given pursuant to this Section 4.5, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee's personal representative if such representative has previously informed the Company of the Optionee's status and address  by written notice under this Section 4.5.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United State Postal Service.

4.6Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.7Stock Option Plan.  This Option is not granted pursuant to the terms and conditions of any Company stock option plan; however, when and if the Company adopts a Company stock option plan, all Option shares shall be governed by the terms of such Company stock option plan, except to the extent that the terms and conditions of such stock option plan are inconsistent with the terms of this Agreement and the Employment Agreement, in which case the terms of this Agreement and the Employment Agreement shall control.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

POSITIVE PHYSICIANS HOLDINGS, INC.

By:	/s/ Matthew Popoli
Matthew Popoli, Chairman of the Board

/s/ Lewis Sharps, MD
Optionee Signature

Optionee Name: Lewis Sharps, MD

850 Cassatt Road
100 Berwyn Park, Suite 220
Berwyn, PA 19312
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